Exhibit 10.26

OMNOVA SOLUTIONS INC.

EXECUTIVE INCENTIVE COMPENSATION PROGRAM

As Amended and Restated

Effective January 1, 2009

OMNOVA SOLUTIONS INC.

EXECUTIVE INCENTIVE COMPENSATION PROGRAM

(as amended and restated effective January 1, 2009)

1.	AMENDMENT AND RESTATEMENT, PURPOSE AND DURATION OF PROGRAM

1.1 AMENDMENT AND RESTATEMENT: OMNOVA Solutions Inc. hereby amends and restates the following bonus program, as set forth herein, which will be called the “OMNOVA Solutions Inc. Executive Incentive Compensation Program.” The Program is being amended and restated to comply with the requirements of Section 409A of the Code.

1.2 PURPOSE: The purpose of the Program is to motivate Participants to achieve key team and individual performance targets, to reward Participants for outstanding performance, and to enhance the value of the Company by linking the personal interests of Participants to the interests of the Company’s shareholders. The Program also is intended to provide to the Company flexibility in its ability to hire, motivate, and retain the services of Participants whose judgment, interest and efforts contribute significantly to the successful conduct of the Company’s business.

1.3 EFFECTIVE DATE: The Program originally became effective October 1, 1999, and was subsequently amended and restated effective January 20, 2006. This amendment and restatement is effective January 1, 2009.

1.4 DURATION OF PROGRAM: The Program will remain in effect until terminated by the Committee in accordance with Section 11.1.

2.	DEFINITIONS AND INTERPRETATION

2.1 DEFINITIONS: Whenever used in the Program, the following words shall have the meanings set forth in this Section 2.1 and, when such meaning is intended, the initial letter of the word will be capitalized.

(a)	BASE PAY: An amount equal to the annual base salary (excluding bonus, commissions, expense reimbursements, employee benefits, and all other non-base salary amounts) paid to a Participant in a Fiscal Year.

(b)	BENEFICIARY: The person or persons determined in accordance with Article 7.

(c)	BOARD: The Board of Directors of the Company.

(d)	CAUSE: For the purposes of the Program, “Cause” shall be defined as:

(i)	A material violation of any of the Company’s Business Conduct Policies;

(ii)	The conviction for any felony or any offense involving moral turpitude;

(iii)	The Participant’s willful failure to perform the Participant’s duties; or

(iv)	Any material act deliberately committed to provoke termination.

(e)	CHANGE IN CONTROL: The occurrence of any of the following events, subject to the provisions of paragraph (v) hereof:

(i)	All or substantially all of the assets of the Company are sold or transferred to another corporation or entity, or the Company is merged, consolidated or reorganized into or with another corporation or entity, with the result that upon conclusion of the transaction less than 51% of the outstanding securities entitled to vote generally in the election of directors or other capital interests of the acquiring corporation or entity are owned directly or indirectly, by the shareholders of the Company generally prior to the transaction; or

(ii)	There is a report filed on Schedule 13D or Schedule 14D-1 (or any successor schedule, form or report), each as promulgated pursuant to the Exchange Act, disclosing that any person (as the term “person” is used in Section 13(d)(3) or Section 14(d)(2) of the Exchange Act (a “Person”)) has become the beneficial owner (as the term “beneficial owner” is defined under Rule 13d-3 or any successor rule or regulation promulgated under the Exchange Act (a “Beneficial Owner”)) of securities representing 20% or more of the combined voting power of the then-outstanding voting securities of the Company; or

(iii)	The individuals who, at the beginning of any period of two consecutive calendar years, constituted the Directors of the Company cease for any reason to constitute at least a majority thereof unless the nomination for election by the Company’s stockholders of each new Director of the Company was approved by a vote of at least two-thirds of the Directors of the Company still in office who were Directors of the Company at the beginning of any such period; or

(iv)	The Board determines that (A) any particular actual or proposed merger, consolidation, reorganization, sale or transfer of assets, accumulation of shares or tender offer for shares of the Company or other transaction or event or series of transactions or events will, or is likely to, if carried out, result in a Change in Control falling within paragraph (i), (ii) or (iii) hereof and (B) it is in the best interests of the Company and its shareholders, and will serve the intended purposes of the Change in Control provisions of this Program and other compensation and benefit programs, plans and agreements of the Company, if a Change in Control shall be deemed to have occurred.

(v)	Notwithstanding the foregoing provisions of this Section 2.1(e):

(A) If any such merger, consolidation, reorganization, sale or transfer of assets, or tender offer or other transaction or event or series of transactions or events mentioned in paragraph (iv) hereof shall be abandoned, or any such accumulations of shares shall be dispersed or otherwise resolved, the Board may determine that a Change in Control has not occurred and, by notice to the Executive, nullify the effect thereof, but without prejudice to any action that may have been taken prior to such nullification.

(B) Unless otherwise determined in a specific case by the Board, a Change in Control shall not be deemed to have occurred for purposes of paragraph (ii) hereof solely because (1) the Company, (2) a subsidiary of the Company, or (3) any Company-sponsored employee stock ownership plan or any other employee benefit plan of the Company or any subsidiary of the Company either files or becomes obligated to file a report or a proxy statement under or in response to Schedule 13D, Schedule 14D-1, Form 8-K or Schedule 14A (or any successor schedule, form or report or item therein) under the Exchange Act disclosing Beneficial Ownership by it of shares of the then-outstanding voting securities of the Company, whether in excess of 20% or otherwise, or because the Company reports that a change in control of the Company has occurred or will occur in the future by reason of such beneficial ownership

(f)	CHIEF EXECUTIVE OFFICER: The Chief Executive Officer of the Company.

(g)	CODE: The Internal Revenue Code of 1986, as presently in effect or hereafter amended.

(h)	COMMITTEE: The Compensation and Corporate Governance Committee of the Board, which shall consist solely of two or more outside directors or such other committee of Outside Directors, appointed annually by the Board.

(i)	COMPANY: OMNOVA Solutions Inc.

(j)	DISABILITY or DISABLED: Means either (i) the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a period of at least 12 months (which shall be evidenced by the written determination of a qualified medical doctor selected by the Committee and specifying the date upon which such disability commenced), or (ii) the Participant, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, is receiving income replacement benefits for a period exceeding six months under an accident and health plan covering employees of the Company.

(k)	EFFECTIVE DATE: October 1, 1999. The Program has subsequently been amended and restated effective January 20, 2006, and January 1, 2009.

(l)	EMPLOYEE: A full-time salaried employee (including, without limitation, a director who also is an employee) of the Company or a Participating Subsidiary, who is not in a bargaining unit represented by a labor organization.

(m)	FISCAL YEAR: The Company’s fiscal year which is the annually recurring period of twelve (12) consecutive calendar months, commencing on December 1 and ending on November 30.

(n)	INCENTIVE BONUS: A dollar amount determined pursuant to Article 4 and paid to a Participant pursuant to Articles 5 and 6.

(o)	INCENTIVE OPPORTUNITY: An amount expressed as a percentage of a Participant’s Base Pay, which shall be determined by the Committee or the Chief Executive Officer, as appropriate, for each Participant for each Fiscal Year as the maximum Incentive Bonus for which the Participant shall be eligible for the Fiscal Year.

(p)	NET BONUS: The amount of a Participant’s Incentive Bonus, after deduction of (i) any pre-tax contribution pursuant to any election which the Participant may have in effect under the terms of any employee benefit plan of the Company, (ii) any federal, state or local taxes of any kind required by law to be withheld, and (iii) any after-tax contribution pursuant to any election which the Participant may have in effect under the terms of any employee benefit plan of the Company.

(q)	OUTSIDE DIRECTOR: A member of the Board who satisfies the requirements of Section 303A.02 of the New York Stock Exchange Listed Company Manual, as such requirements may be amended or modified from time to time, and an individual who satisfies the requirements of an “outside director” under Code Section 162(m) and the relevant regulations.

(r)	PROGRAM: The OMNOVA Solutions Inc. Executive Incentive Compensation Program, as described in this document.

(s)	PARTICIPANT: An Employee who is employed, during a Fiscal Year, in a position determined by the Chief Executive Officer to have sufficient scope, authority and impact on the Company’s performance to qualify for participation in the Program.

(t)	PARTICIPATING SUBSIDIARY: Any domestic corporation in which the Company owns directly, or indirectly through a subsidiary, at least fifty percent (50%) of the total combined voting power of all classes of stock and whose directors adopt and ratify the Program in a manner determined by the Committee.

(u)	PERFORMANCE OBJECTIVES: The objective measures of achievement determined (i) by the Committee with respect to the Chief Executive Officer, or (ii) by the Chief Executive Officer with respect to all other Participants. Such measures of achievement shall apply to a Participant for a specific Fiscal Year and be set forth in the Performance Objectives Worksheet for that Fiscal Year in accordance with Section 4.2.

2.2 GENDER AND NUMBER: Except as otherwise indicated by the context, any masculine term used herein also includes the feminine; any singular term includes the plural thereof; and any plural term includes the singular thereof.

2.3 TIME OF EXERCISE: Any action or right specified in the Program may be taken or exercised at any time and from time to time unless a specific time is designated herein for the taking or exercise thereof.

2.4 AMENDMENTS: The Program and each law and/or regulation mentioned herein will be deemed to include each and every amendment thereof.

2.5 SEVERABILITY: If any provision of the Program is held illegal or invalid for any reason, the illegal or invalid provision will be severed and, to the extent possible, the remaining provisions of the Program will be enforced as if such illegal or invalid provision had not been included herein.

3.	OVERVIEW OF THE PROGRAM

The Program is designed to allow a Participant to earn an Incentive Bonus based upon attainment by the Company and/or the Participant of specific Performance Objectives. Each Fiscal Year, the Committee, with respect to the Chief Executive Officer, and the Chief Executive Officer, with the approval of the Committee, with respect to all other Participants, will approve for each Participant (i) the Performance Objectives, (ii) the Incentive Opportunity, (iii) the degree to which the Performance Objectives are achieved, and (iv) the actual amount of the Incentive Bonus earned.

4.	INCENTIVE BONUS

4.1 ELIGIBILITY FOR INCENTIVE BONUS: Upon a determination by the Committee that the applicable Performance Objectives and other specific terms and conditions established in accordance with this Article 4 have been achieved, each Participant shall be eligible to receive an Incentive Bonus following the conclusion of the applicable Fiscal Year.

4.2 PERFORMANCE OBJECTIVES: Within a reasonable period after the beginning of each Fiscal Year, but not later than 90 days after the beginning of such Fiscal Year, nor later than such time as satisfaction of the relevant Performance Objectives is substantially certain, the Committee, with respect to the Chief Executive Officer, and the Chief Executive Officer, with the approval of the Committee, with respect to all other Participants will approve the Performance Objectives for each Participant for such Fiscal Year. Such Performance Objectives will be set forth in the Performance Objectives Worksheet for that Participant for that Fiscal Year, as well as in the Appendix to the Program for that Fiscal Year. Different Performance Objectives may be established for each Participant.

4.3 INCENTIVE OPPORTUNITY: Within a reasonable period after the beginning of each Fiscal Year, the Committee, with respect to the Chief Executive Officer, and the Chief Executive Officer, with the approval of the Committee, with respect to all other Participants, will approve for each Participant the Incentive Opportunity for the Participant for such Fiscal Year, expressed as a percentage of a Participant’s Base Pay for the Fiscal Year. Each Participant’s aggregate Incentive Opportunity for a Fiscal Year may be the sum of separate percentages specified for the Performance Objectives, as expressed in an objective formula.

4.4 AMOUNT OF INCENTIVE BONUS: The dollar amount of the Incentive Bonus that will be paid to a respective Participant for any Fiscal Year shall be determined, and certified with respect to the achievement of Performance Objectives, by the Committee within 75 days after the end of such Fiscal Year and paid in accordance with Section 5.1.

5.	PAYMENT OF INCENTIVE BONUS

5.1 PAYMENT OF INCENTIVE BONUS: Following the conclusion of a Fiscal Year and determination of the amount of the Incentive Award for a respective Participant under Section 4.4, payment in settlement of a Participant’s Incentive Bonus, if any, for such Fiscal Year shall be made in one lump sum cash amount within two and one-half months following the Fiscal Year.

5.2 NON-TRANSFERABILITY: All rights to payment under an Incentive Bonus shall be nontransferable other than by will or by the laws of descent and distribution in accordance with Article 6 hereof.

5.3 TAX WITHHOLDING: The Company shall have the right to deduct from any payment made under the Program any federal, state or local taxes of any kind required by law to be withheld with respect to such payments or to take such other action as may be necessary in the opinion of the Company to satisfy all obligations for the payment of such taxes.

6.	RIGHTS TO INCENTIVE BONUS AFTER DEATH, DISABILITY, RETIREMENT OR OTHER TERMINATION OF EMPLOYMENT

6.1 DEATH: If a Participant’s employment with the Company or with a Participating Subsidiary terminates by reason of death, the Participant’s Beneficiary shall be entitled to receive, at such time and in such manner as normally payable pursuant to Section 5.1, (a) any Incentive Bonus due to the Participant at the time of his death for any Fiscal Year already completed, and (b) an Incentive Bonus for any Fiscal Year which has not been completed at the time of his death, prorated to reflect that portion of the Fiscal Year completed at the time of death and calculated using the actual attainment of Performance Objectives for such Fiscal Year; provided, however, that the Committee has received satisfactory proof of death.

6.2 DISABILITY: If a Participant’s active employment with the Company or a Participating Subsidiary terminates by reason of Disability, the Participant shall be entitled to receive, at such time and in such manner as normally payable, pursuant to Section 5.1, (a) any Incentive Bonus due to the Participant at the time his active employment terminates for any Fiscal Year already completed, and (b) an Incentive

Bonus for any Fiscal Year which has not been completed at the time his active employment terminates by reason of such Disability, prorated to reflect that portion of the Fiscal Year completed at the time of such termination and calculated using the actual attainment of Performance Objectives for such Fiscal Year; provided, however, that the Committee has received satisfactory proof of Disability.

6.3 RETIREMENT: Subject to Section 6.6, if a Participant’s employment with the Company or with a Participating Subsidiary terminates by reason of retirement, the Participant shall be entitled to receive, at such times as normally payable, (a) any Incentive Bonus due to the Participant at the time of his retirement for any Fiscal Year already completed, and (b) an Incentive Bonus for any Fiscal Year which has not been completed at the time of his retirement, prorated to reflect that portion of the Fiscal Year completed at the time of retirement and calculated using the actual attainment of Performance Objectives for such Fiscal Year. For purposes of the Program, the term “retire” or “retirement” shall mean a termination of employment with the Company at a time when the Participant meets the age and/or years of service criteria which would make the Participant eligible to commence immediately receiving retirement benefits from the OMNOVA Solutions Inc. Consolidated Pension Plan (the “Pension Plan”), whether or not a Participant in the Pension Plan.

6.4 INVOLUNTARY TERMINATION: Subject to Section 6.6, if a Participant’s employment with the Company or a Participating Subsidiary is involuntarily terminated due to action by the Company or the Participating Subsidiary, for any reason other than “for Cause,” the Participant shall be entitled to receive, at such times as normally payable, (a) any Incentive Bonus due to the Participant at the time of his termination for any Fiscal Year already completed, and (b) an Incentive Bonus for any Fiscal Year which has not been completed at the time of his termination, prorated to reflect that portion of the Fiscal Year completed at the time of termination and calculated using the actual attainment of Performance Objectives for such Fiscal Year. A Participant who is terminated “for Cause” shall not be entitled to payment of any Incentive Bonus hereunder.

6.5 TERMINATION FOR OTHER REASONS: Subject to Section 6.6, upon termination of a Participant’s employment with the Company or a Participating Subsidiary other than as specified in Sections 6.1 through 6.4 above, the Participant shall not be entitled to receive any Incentive Bonus for any Fiscal Year already completed or for any current Fiscal Year.

6.6 CHANGE IN CONTROL: Notwithstanding the foregoing provisions of this Article 6, in the event a Participant’s employment with the Company or a Participating Subsidiary is terminated within two years following a Change in Control either (a) involuntarily (other than for death, Disability or Cause) or (b) voluntarily pursuant to Good Reason under the Participant’s Severance Agreement with the Company (if applicable), the Participant shall be entitled to an immediate lump sum cash payment of (x) any Incentive Bonus due to him at the time of his termination for any Fiscal Year already completed, and (y) an Incentive Bonus for any Fiscal Year which has not been completed at the time of his termination, in an amount equal to 75 percent of such Participant’s maximum bonus opportunity for such Fiscal Year. For a Participant who is party to a Severance Agreement with the Company, for purposes of this Section 6.6 only, Cause, Good Reason and Disability shall have the meaning provided under such Severance Agreement.

7.	BENEFICIARY DESIGNATION

7.1 DESIGNATION: A Participant may name any Beneficiary (contingently or successively) to whom any benefit under the Program is to be paid if the Participant dies before receiving such benefit. If a Participant dies before receiving benefits, his benefits will be paid to the Beneficiary or Beneficiaries named on the most recent designation form on file with the Committee. Absent such designation, any benefit which is due but not paid to a Participant under the Program during his lifetime will be payable to the Participant’s estate.

7.2 EFFECTIVENESS: The designation of a Beneficiary will be effective only when the Participant designates his Beneficiary in the form prescribed by the Company and delivers it to the Company’s Secretary during the Participant’s lifetime.

7.3 REVOCATION: The designation of a Beneficiary as herein provided will revoke each prior designation of a Beneficiary by the Participant.

8.	RIGHTS OF EMPLOYEES

8.1 PARTICIPATION: Except as provided in Article 4, no Employee will have the right to participate in the Program or, having been a Participant for any Fiscal Year, to continue to be a Participant in any subsequent Fiscal Year.

8.2 EMPLOYMENT: Nothing in the Program will interfere with or limit the right of the Company or a Participating Subsidiary to terminate any Participant’s employment, nor confer to any Participant any right to continue in the employ of the Company or a Participating Subsidiary.

8.3 TRANSFER: For purposes of the Program, transfer of a Participant’s employment between the Company and a Participating Subsidiary or between Participating Subsidiaries will not be deemed a termination of employment.

9.	ADMINISTRATION

9.1 COMMITTEE: The Compensation and Corporate Governance Committee of the Board will administer the Program.

9.2 POWER OF THE COMMITTEE: The Committee will have full discretionary authority and power to (a) interpret and construe the Program; and (b) establish, amend and/or waive rules and regulations for the Program’s administration.

9.3 COMMITTEE DECISIONS: The Committee will make all determinations and decisions hereunder by not less than a majority of its members. The Committee may act or take action by written instrument or vote at a meeting convened after reasonable notice. The Committee’s determinations and decisions hereunder, and related orders or resolutions, will be final, binding and conclusive on all persons, including the Company, its stockholders, Participating Subsidiaries, employees, Participants and Beneficiaries.

9.4 DELEGATION: The Committee may delegate any authority or power conferred to it under the Program as and to the extent permitted by law.

10.	DISPUTES

10.1 DISPUTES: The Committee will have full and exclusive authority to determine all disputes and controversies concerning the interpretation of the Program to the fullest extent permitted by law.

10.2 NOTICE: If any Participant disputes any decision or determination by the Committee, the Company or any Participating Subsidiary, concerning the administration of the Program or any provision of the Program, the Participant must give written notice to the Committee as to such dispute at least ninety (90) days prior to commencing any lawsuit or legal proceeding in connection therewith. The Participant must give such notice of dispute by delivering to the Company’s Secretary written notice which identifies the dispute and any provision of the Program in question.

10.3 DECISION: Promptly (but within seventy five (75) days after notice of dispute), the Committee will review and decide the dispute and give the Participant written notice of its decision. Except as provided in Section 10.4, the Committee’s decision will be final and binding on the Company, the Company’s stockholders, Participating Subsidiaries, and the Participant (including his Beneficiary).

10.4 LAWSUIT: A Participant may institute a lawsuit in connection with the Committee’s decision involving his rights under the Program within one hundred and eighty (180) days after receiving the Committee’s decision.

11.	AMENDMENT AND TERMINATION

11.1 AMENDMENT AND TERMINATION: The Committee may terminate, amend or modify the Program at any time or for any reason.

11.2 INCENTIVE BONUSES: No termination, amendment, or modification of the Program will in any manner adversely affect any Participant’s rights to receive an Incentive Bonus previously earned under the Program.

12.	INDEMNIFICATION

12.1 INDEMNITY: The Company will defend and indemnify each person who is or has been a member of the Committee in respect of any claim which is asserted against him and is based on his action or failure to take action under or in connection with the Program or any agreement related to the Program; provided that such person gives the Company notice of such claim, cooperates with the Company in defense of such claim, permits the Company to control the defense of such claim prior to his undertaking any defense on his own behalf and confers to the Company full authority to compromise and settle the claim.

12.2 ADDITIONAL RIGHT: The indemnity provided under Section 12.1 will be in addition to, and not in lieu of, any other right of indemnification to which such person may be entitled under the Company’s Code of Regulations, as a matter of law or otherwise, and will not exclude any other power that the Company may have to defend and indemnify him.

13.	MISCELLANEOUS

13.1 UNFUNDED PROGRAM: The Program shall be unfunded and the Company shall not be required to segregate any assets that may at any time be represented by Incentive Bonuses under the Program. No obligation of the Company shall be deemed to be secured by any pledge of, or other encumbrance on, any property of the Company.

13.2 COSTS OF PROGRAM: The costs and expenses of administering the Program shall be borne by the Company or the Participating Subsidiary.

13.3 GOVERNING LAW: To the extent not preempted by federal law, the Program and all agreements hereunder will be governed by and interpreted in accordance with the laws of the State of Ohio.

13.4 CODE SECTION 409A COMPLIANCE: The Program is intended to be operated in compliance with the provisions of Section 409A of the Code (including any rulings or regulations promulgated thereunder). In the event that any provision of the Program fails to satisfy the provisions of Section 409A of the Code, then such provision shall be reformed so as to comply with Section 409A of the Code and to preserve as closely as possible the intention of the Company in maintaining the Program; provided that, in the event it is determined not to be feasible to so reform a provision of the Program as it applies to a payment or benefit due to a Participant or his or her beneficiary(ies), such payment shall be made without complying with Section 409A of the Code.